Exhibit 2
Sub-Item 77D, 77I and 77Q1

DREYFUS PREMIER CORE EQUITY FUND

As of April 15, 2002, Dreyfus Tax-Smart
Growth Fund changed its name to Dreyfus Premier
Core Equity Fund. As of April 15, 2002, the fundamental objective changed from seeking long-term capital appreciation consistent with minimizing realized capital gains and taxable current income to seeking long-term capital appreciation. To pursue this goal, the Fund normally invests at least 80% of its assets in common stocks of U.S. and foreign companies, and the Fund focuses on "blue chip" companies with market capitalizations exceeding $5 billion. In choosing stocks, the fund first identifies economic sectors that it believes will expand over the next three to five years or longer. Using fundamental analysis, the fund then seeks companies within these sectors that have demonstrated sustained patterns of profitability, strong balance sheets, an expanding global presence and the potential to achieve predictable above-average earnings growth.
The fund is also alert to companies which it considers undervalued in terms of current earnings, assets or growth prospects. The Fund continues to employ its buy-and-hold strategy and will normally seek to keep the annual portfolio turnover rate below 15%. However, the Fund is no longer managed in accordance with an express tax-managed objective or strategy (other than the buy-and-hold strategy and low portfolio turnover rate). The fund typically sells a stock when there is change in a company's business fundamentals or the fund's view of company management.

As of April 15, 2002, the Fund's existing shares were re-designated as "Class A" shares and are sold at net asset value per share plus a maximum initial sales charge of 5.75% of the public offering price imposed at the time of the purchase. Class A shares are subject to the following front-end sales load schedule:

Amount of Transaction
Front-End Sales Load
Less than $50,000
5.75%
$50,000 to less than $100,000
4.50%
$100,000 to less than $250,000
3.50%
$250,000 to less than $500,000
2.50%
$500,000 to less than $1,000,000
2.00%
$1,000,000 or more
-0-

Holders of Class A accounts of the Fund prior to April 15, 2002 continue to be eligible to purchase Class A shares of the Fund without a front-end sales load.

Investors who purchase Class A shares in an amount of $1,000,000 or more are not subject to a front-end sales load, but are subject to a contingent deferred sales charge ("CDSC") of 1.00% if they redeem such Class A shares within one year after purchase.

As of April 15, 2002, the Fund also began offering Class B, Class C, Class R and
Class T shares.

Class B shares are sold at net asset value per share and are subject to a maximum CDSC of 4.00%
(the amount of the CDSC will vary depending on the number of years from the time Class B shares are purchased to the time they are redeemed).
Class B shares are subject to the following
CDSC schedule:

Year Since Purchase
Payment was Made
CDSC as a % of Amount
Invested or Redemption
Proceeds (whichever is less)
First
4.00
Second
4.00
Third
3.00
Fourth
3.00
Fifth
2.00
Sixth
1.00

Approximately 6 years after the date of purchase, Class B shares automatically will convert to Class A shares, based on the relative NAVs for shares of such class.

Class C shares are sold at net asset value per share and are subject to a 1.00% CDSC if such shares are redeemed within one year of purchase.

Class R shares are sold at net asset value per share and are not subject to a sales charge.

Class T shares are sold at net asset value per share and are subject to a maximum initial sales charge of 4.50% of the public offering price imposed at the time of the purchase. Class T shares are subject to the following front-end sales load schedule:

Amount of Transaction
Front-End Sales Load
Less than $50,000
4.50%
$50,000 to less than $100,000
4.00%
$100,000 to less than $250,000
3.00%
$250,000 to less than $500,000
2.00%
$500,000 to less than $1,000,000
1.50%
$1,000,000 or more
-0-

Investors who purchase Class T shares in an amount of $1,000,000 or more are not subject to a front-end sales load, but are subject to a CDSC of 1.00% if they redeem such Class T shares within one year after purchase.

The initial sales charge and any subsequent sales charge for Class A and Class T shares may be reduced or waived for certain purchases or certain eligible investors.

The Fund's shares are sold primarily to certain clients of banks, brokers, dealers and other financial institutions.

Class R shares are sold primarily to bank trust departments and other financial service providers acting on behalf of customers having a qualified trust or investment account or relationship at such institution, or to customers who have received and hold shares of the Fund distributed to them by virtue of an account or relationship.
Class R shares may be purchased for a retirement plan only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such plan. Individuals may not purchase these shares directly.

Class A, Class B, Class C and Class T shares are subject to a Distribution Plan and Class B, Class C and Class T shares are subject to a Service Plan.

Class A shares are subject to a distribution plan
(the "Class A Plan") adopted pursuant to Rule 12b-1
(the "Rule") under the Investment Company Act of 1940, as amended. Pursuant to the Class A Plan, Class A shares may spend annually up to 0.25% of the average of its net assets to compensate Mellon Bank, N.A.
and its affiliates (including, but not limited to, The Dreyfus Corporation and the Fund's distributor,
Dreyfus Service Corporation (the "Distributor")) for shareholder servicing activities and the Distributor for shareholder servicing activities and expenses primarily intended to result in the sale of Class A shares. The Class A Plan allows the Distributor to make payments from the Rule 12b-1 fees it collects from the Fund to compensate third-party intermediaries that have entered into Selling Agreements ("Agreements") with the Distributor. Under the Agreements, the third-party intermediaries are obligated to provide distribution related services with regard to the Fund and/or shareholder services to the third-party intermediaries' clients that own Class A shares.

In addition to the above described current
Class A Plan for Class A shares, Class B, Class C and Class T shares of the Fund are subject to a service plan (the "Service Plan") under the Rule pursuant to which the Fund pays the Distributor a fee at the annual rate of 0.25% of the value of the average daily net assets of Class B, Class C and Class T shares for the provision of certain services to the holders of Class B, Class C and Class T shares, respectively. The services
Provided may include personal services
relating to shareholder accounts, such as answering shareholder inquiries regarding the
Fund and providing reports and other information, and providing services related to the maintenance of such shareholder accounts. Class B and Class C shares are subject to a distribution plan (the "Class B and Class C Plan") pursuant to the Rule and Class T shares are subject to a separate distribution plan (the "Class T Plan") pursuant to the Rule. Pursuant to the Class B and Class C Plan, the Fund pays the Distributor for distributing the Fund's Class B and Class C shares at an aggregate annual rate of 0.75% of the value of the average daily net assets of Class B and Class C shares of the Fund.
Pursuant to the Class T Plan, the Fund
pays the Distributor for distributing the Fund's Class T shares at an annual rate of 0.25% of the value of the average daily net assets of Class T shares. The Distributor may pay one or more third-party intermediaries in respect of advertising, marketing and other distribution services for Class T shares, and determines the amounts, if any, to be paid to those third-party intermediaries and the basis on which such payments are made.

Each share has one vote and shareholders will vote in the aggregate and not by class except as otherwise required by law or with respect to any matter which affects only one class. Only holders of Class A, Class B, Class C and Class T shares will be entitled to vote on those matters submitted to shareholders pertaining to the respective plans relating to that Class.

Copies of the following documents are attached pursuant to Item 77Q1:

1. Fund's Articles Of Amendment, changing the name of the Fund and redesignating the issued and unissued shares of the Fund as Class
A shares; and
2. Fund's Articles Supplementary, increasing the total number of shares of common stock which the Fund has authority to issue from 100 million shares to 500 million shares to reflect the addition of Class B, Class C, Class R and Class T shares.

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